Exhibit 99.1

Great-West Financial® appoints new Chief Financial Officer

Industry veteran Louis J. Mannello, Jr., brings more than 25 years expertise to CFO position

GREENWOOD VILLAGE, Colo., July 10, 2014 —Great-West Financial has appointed Louis J. Mannello, Jr., Senior Vice President and Chief Financial Officer (CFO), as announced today by Robert L. Reynolds, President and CEO. As a vital partner to the organization, Mannello will help define and set strategic direction for the company from business and financial perspectives.

Mannello will be a valued strategic business partner to the executive management team. He will also provide leadership to a team of more than 250 professionals whose roles include developing and delivering timely and meaningful financial reports and analyses.  In addition, Mannello will provide oversight for the capital management function, including the management of rating agencies, banking and investor relations.

Before joining Great-West Financial, Mannello was partner at KPMG LLP’s Chicago-based Accounting Advisory Services Practice, where he also served as global leader for the firm’s “Accounting Change for Insurers” initiative. From 2010 to 2014, he led KPMG’s Financial Services Industry Segment within its Accounting Advisory Services Practice.

From 2002 to 2008, Mannello held two roles at Zurich Financial Services. His most recent appointment at the global insurer was executive vice president and CFO for Zurich North America, in Schaumburg, Ill., Before that, he served in Zurich, Switzerland, as group controller from 2002 to 2006. Mannello also spent 16 years in increasingly responsible financial positions in the United States and Europe at Arthur Andersen, Shadow Lawn Savings Bank and Deloitte.

Mannello reports to Reynolds and to Bill Lovatt, who is Chief Financial Officer of Great-West Financial’s indirect parent company Great-West Lifeco Inc.

“We’re pleased that Louis is joining Great-West Financial at this important and exciting time in our growth strategy,” said Reynolds. “His extensive global financial experiences combined with his strong leadership qualities will make an immediate positive contribution as we move forward.”

Mannello earned a bachelor’s in business administration with a major in accounting from the University of Notre Dame. He is a Certified Public Accountant.

About Great-West Financial

Great-West Financial® is a registered mark of Great-West Life & Annuity Insurance Company. Headquartered in metro Denver, Great-West Financial administers $243.5 billion in assets for its 5.4 million retirement, insurance and annuity customers.

Great-West Financial is the nation’s second largest underwriter of life insurance sold through banks (BISRA Life Report, Fourth Quarter 2013, based on total premiums at Dec. 31, 2013) and fourth-largest retirement plan record keeper (PLANSPONSOR, June 2014, based on total participant accounts at Dec. 31, 2013). It is an indirect, wholly owned subsidiary of Great-West Lifeco Inc. and “A Member of the Power Financial Corporation Group of Companies” ®.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

8515 E. ORCHARD ROAD · GREENWOOD VILLAGE, CO 80111 · (303) 737-3000

Great-West Financial® refers to products and services provided by Great-West Life & Annuity Insurance Company (GWL&A), Corporate Headquarters: Greenwood Village, CO, its subsidiaries and affiliates. Recordkeeping information and rankings reflect all recordkeeping customers of GWL&A subsidiary FASCore, LLC: those of institutional partners, third-party administrator clients and Great-West Financial. The trademarks, logos, and registered marks used are owned by GWL&A. “A Member of the Power Financial Corporation Group of Companies” is the registered mark of Power Corporation of Canada.

Contact:
Molly Schlax	Lisa Gigax
FleishmanHillard	Director, Corporate Communications
O: (312) 729-3661	Great-West Financial
C: (847) 309-9552	O: (303) 737-6290
molly.schlax@fleishman.com	lisa.gigax@greatwest.com